SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 28, 2005

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                             BROOKLINE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                       0-23695                04-3402944
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(State or other jurisdiction       (Commission File No.)      (I.R.S. Employer
      of incorporation)                                      Identification No.)


     160 Washington Street, Brookline, Massachusetts           02447-0469
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        (Address of principal executive offices)               (Zip Code)



                                 (617) 730-3500
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              (Registrant's telephone number, including area code)


                                 Not applicable
                                 --------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective January 1, 2006, Brookline Bancorp, Inc. (the "Company") is required to adopt Financial Accounting Standards Board Statement No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"). This Statement addresses how companies must account for stock options and other equity-based compensation issued to employees and non-employees.

Under SFAS 123R, a stock option must be classified as a liability if the terms of the stock option require cash settlement on the occurrence of any circumstance that is outside the control of the company granting the stock option. SFAS 123R also requires companies to record compensation expense equal to the fair market value of a stock option over a stock option's requisite service period, even if the exercise price of a stock option exceeds the current market value of a company's common stock.

Since 1999, stock options have been granted to employees and Directors of the Company and Brookline Bank, its principal subsidiary, under the Company's 1999 Stock Option Plan (the "1999 Plan") and 2003 Stock Option Plan (the "2003 Plan"). Stock options granted under those Plans include "Limited Rights" and other features that could require cash settlement of the options on the occurrence of certain circumstances outside the control of the Company. Limited Rights, which were granted in connection with the awarding of certain stock options under the 1999 and 2003 Plans, entitle the holder to receive from the Company an amount of cash equal to the difference between the fair market value of the Company's common stock on the date a Limited Right is exercised and the amount at which the underlying stock option can be exercised, multiplied by the number of shares with respect to which Limited Rights are being exercised. A Limited Right may be exercised only in the event of a Change of Control, as defined in the 1999 and 2003 Plans, and when the related stock option is eligible to be exercised.

The terms of the Limited Rights described in the preceding paragraph meet the conditions of SFAS 123R that require the related stock options to be classified as a liability. To comply with the requirements of SFAS 123R, effective January 1, 2006, the Company would have to record a liability of approximately $9.7 million and, after consideration of income taxes, charge its 2006 earnings and reduce its stockholders' equity by approximately $5.6 million, or $0.09 per share. Subsequently, such liability would be adjusted each reporting period through earnings for the change in the fair value of the related stock options.

As of December 28, 2005, outstanding unvested stock options granted to Company employees and Directors were as follows: 20,000 options granted under the 1999 Plan at an exercise price of $12.91 per option, 10,000 of which were to vest on January 16, 2006 and 10,000 on January 16, 2007, and 249,000 options granted under the 2003 Plan at an exercise price of $14.95 per option, 71,900 of which were to vest each on January 2, 2006, January 2, 2007 and January 2, 2008, and 33,900 on January 2, 2009. To comply with the requirements of SFAS 123R, non-cash compensation expense of approximately $290,000 in 2006, $202,000 in 2007, $97,000 in 2008 and less than $1,000 in 2009 would be recognized in the Company's financial statements for those years.

To eliminate having to record the liability and non-cash compensation expenses mentioned in the two preceding paragraphs, on December 28, 2005, the Compensation Committee of the Board of Directors of the Company voted (a) to amend the 1999 Plan and the 2003 Plan to eliminate Limited Rights and any other features in those Plans that grant the holder of options awarded under such Plans the right to receive a cash settlement of any options outstanding in circumstances that are not within the absolute discretion of the Company, (b) to solicit and, to the extent practicable, obtain the consent of the holders of options under the Plans to eliminate their Limited Rights related to options granted to them that remained outstanding on December 28, 2005 and (c) to accelerate the vesting of all unvested stock options outstanding on December 28, 2005 granted under the Plans to December 28, 2005.

The average of the high price and the low price at which the Company's stock traded on December 28, 2005, the date of the Compensation Committee's vote, was $14.26 per share and the closing price of the Company's stock on that date was $14.30.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                          BROOKLINE BANCORP, INC.


Date:  December 30, 2005                  By: /s/ Paul R. Bechet
                                              ----------------------
                                              Paul R. Bechet
                                              Senior Vice President and Chief
                                              Financial Officer